Exhibit 23.2


                         INDEPENDENT AUDITOR'S CONSENT

We consent to the use in the Registration Statement and Prospectus of InfoNow Corporation of our report dated February 8, 2000, accompanying the financial statements of InfoNow Corporation contained in such Registration Statements, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.


HEIN + ASSOCIATES LLP


Denver, Colorado
July 12, 2000